Exhibit 10.01

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 1st day of April, 2020 by and between Seneca Biopharma, Inc., a Delaware corporation (the “Company”), and Dane Saglio (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee as its Chief Financial Officer and Employee desires to accept such employment; and

WHEREAS, the Company desires to enter into this Agreement regarding the terms of Employee’s employment, and Employee desires to enter into this Agreement and to accept the terms and provisions of such employment, as embodied in this Agreement.

Section 1. Definitions.

(a)         “Accelerated Equity Benefit” shall mean, as applicable: (i) the continued vesting of any outstanding stock options or other equity awards with time-based vesting during the period ending on the end of the applicable Severance Term, provided, however, that for avoidance of doubt, any stock option or other equity award that includes both a performance-based vesting condition (which would include the achievement of a certain stock price or milestone) and a time-based vesting provision, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the Date of Termination; or (ii) in the event of a Change of Control, the full vesting of all of Employee’s outstanding stock options or other equity awards as of the Date of Termination. Additionally, for purpose of determining the ability of Employee to exercise any vested outstanding stock options or other equity awards, Employee will be deemed to have ceased being a “Service Provider,” on the last day of the applicable Severance Term.

(b)        “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) all bonuses that have been awarded but remain unpaid as of the Date of Termination, (iii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, (iv) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, (v) any accrued but unpaid rights to indemnification by virtue of the Employee’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof, and (vi) any accrued but unused vacation time through the Date of Termination.

(c)         “Annual Equity Grant” shall have the meaning ascribed to in Section 4(c) hereof.

(d)        “Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(e)         “Beneficial Ownership” shall have the meaning set forth in in Rule 13d-3 of the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3 of the Exchange Act to the contrary, for purposes of Section 1(k)(1) below, a Person shall not be deemed to have Beneficial Ownership of any shares of Common Stock underlying any Common Stock Equivalents unless and until such Person actually acquires such shares of Common Stock upon exercise, exchange or conversion of such Common Stock Equivalents.

(f)         “Board” shall mean the Board of Directors of the Company or any committee thereof.

(g)        “Common Stock” shall mean the Company’s common stock, $0.01 par value per share.

(h)        “Common Stock Equivalents” shall mean any securities of the kind which would entitle the holder thereof to acquire at any time, Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(i)          “Confidentiality Agreement” shall mean the Company’s Confidential Information and Invention Assignment Agreement attached hereto as Exhibit B.

(j)        “Cause” shall mean (i) Employee’s material failure (except where due to a Disability) or refusal to meet the reasonable, legitimate performance criteria of Employee’s position; (ii) any intentional or grossly negligent act of Employee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its subsidiaries in any material respect; (iii) Employee’s conviction of, or plea of guilty or no contest to: (x) a felony, (y) any material violation of federal or state securities laws or (z) any other criminal charge that has, or could be reasonably expected to have, a material adverse effect on the performance of Employee’s duties to the Company or otherwise result in material injury to the business of the Company or its subsidiaries; (iv) the commission by Employee of an act of fraud or embezzlement against the Company or its subsidiaries; (v) any material violation by Employee of the policies of the Company or its subsidiaries, including but not limited to those relating to sexual harassment or business conduct and those otherwise set forth in the manuals or statements of policy of the Company or its subsidiaries, and which Employee knows or in the exercise of reasonable diligence should know will or could result in a material adverse effect on the business or reputation of the Company or its subsidiaries: or (vi)  Employee’s breach of this Agreement or breach of the Confidentiality Agreement.

(k)        “Change of Control” shall mean the occurrence of any of the following events:

(1)        The acquisition by a Person or its affiliates of ownership of stock of the Company if, immediately after such acquisition, such Person and its affiliates collectively have Beneficial Ownership of issued and outstanding stock of the Company representing more than twenty percent (20%) of the total voting power of the issued and outstanding stock of the Company; provided, however, that for purposes of this subsection (1), the acquisition of stock by a Person from the Company in a transaction or issuance (including pursuant to equity awards) approved by the Board will not be considered a Change of Control even if, immediately after such acquisition, such Person and its affiliates collectively have Beneficial Ownership of issued and outstanding stock of the Company representing more than twenty percent (20%) of the total voting power of the issued and outstanding stock of the Company unless at the time of such acquisition or at any time within one year following such acquisition, the Company’s Executive Chairman is no longer deemed a Service Provider to the Company and the change in the Executive Chairman’s status was involuntary and not the result of a termination due to death or disability, in which case such acquisition shall be treated as a Change of Control for purposes of this subsection (1) notwithstanding that such acquisition or the transaction that resulted in such acquisition was approved by the Board; or

(2)        If, during any period of twelve (12) months in which the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the composition of the Board occurs as a result of which fewer than a majority of the members of the Board are Incumbent Directors; or

(3)        The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(4)        The acquisition by a Person or its affiliates (or a series of acquisitions by a Person or its affiliates during the twelve (12) month period ending on the date of the most recent acquisition by such Person or any of its affiliates) of assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or such series of acquisitions; provided, however, that the foregoing provisions of this subsection (4) shall not be applicable to a transfer of assets by the Company to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company. For purposes of this subsection (4), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For the avoidance of doubt, a transaction will not constitute a Change of Control for purposes of this Section 1(k) if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

For purposes of this Section, “affiliate” will mean, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (“control,” “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise).

(l)       “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(m)        “Date of Termination” shall mean the date on which Employee’s employment as Chief Financial Officer of the Company terminates which date shall be the same date as Employee’s “separation from service” from the Company as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company.

(n)        “Dilutive Event” shall mean, except in the case and to the extent of Common Stock issued upon exercise of Excluded Securities, the issuance by the Company of Common Stock (i) at any time during the Measurement Period (including, without limitation, by virtue of the exercise, conversion or exchange of any Qualifying Securities at any time on or prior to the end of the applicable Measurement Period) or (ii) in connection with the exercise, conversion or exchange of any Qualifying Securities at any time after the Measurement Period.

(o)        “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of no less than (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period provided, however, in the event that the Company temporarily replaces the Employee, or transfers the Employee’s duties or responsibilities to another individual on account of the Employee's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Employee’s employment shall not be deemed terminated by the Company and the Employee shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee or his guardian (which approval shall not be unreasonably withheld). The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

(p)        “Effective Date” shall mean April 1, 2020.

(q)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)        “Excluded Securities” shall mean stock options exercisable for shares of Common Stock that are granted to officers or employees (provided that such stock options do not exceed 10% of the Company’s issued and outstanding shares of Common Stock at the end of the Measurement Period).

(s)        “Good Reason” shall mean (i)(A) a material diminution in Employee’s authority, duties, or responsibilities from Employee’s authority, duties or responsibilities as of the Effective Date (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), (B) an adverse change in Employee’s position, or the authority, duties, or responsibilities of the person or entity to whom Employee reports, or (C) permanent assignment to Employee of duties not commensurate with his position, (ii) a reduction in Base Salary as set forth in Section 4(a) hereof other than a general reduction in Base Salary (not to exceed a reduction of 25%) that affects all similarly situated executives in substantially the same proportions, (iii) any requirement by or directive from the Company, which is not recommended by Employee, that requires Employee to permanently relocate his principal residence or results in a change in the primary place of the Company’s business by more than 50 miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any material breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder for a period not to exceed 90 days, and in no event shall such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(t)       “Incumbent Directors” means members of the Board who either (A) are members of the Board as of the date of this Agreement or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(u)       “Inducement Plan” shall have the meaning ascribed to it in Section 4(d) hereof.

(v)       “Measurement Period” shall mean the later of: (i) the nine (9) month period following the Effective Date, or (ii) in the event that during such nine (9) month period, the Board, authorizes or approves a Dilutive Event or the Company enters into a written agreement that contemplates effecting a Dilutive Event, then the period of time commencing on the Effective Date and ending upon the occurrence of such Dilutive Event. Provided however that in the event the Board decides to not consummate the transaction(s) contemplated in subsection (ii) contained herein, the Measurement Period will be as provided for in subsection (i) contained in this definition.

(w)       “Option Award” shall have the meaning ascribed to it in Section 4(d) hereof.

(x)       “Option Award Adjustment” shall mean, in the event that the Option Award remains outstanding at the time of a Change of Control transaction and that, in connection with such Change of Control transaction, any then outstanding Qualifying Securities are entitled to receive consideration in connection with such Change of Control transaction or are assumed in connection with such Change of Control transaction, then, any such Qualifying Securities shall be deemed to be exercised, converted or exchanged in full immediately prior to the closing of such Change of Control transaction, all of the shares of Common Stock underlying such Qualifying Securities shall be deemed to be issued immediately prior to the closing of such Change of Control Transaction and such deemed issuance of such shares of Common Stock shall be deemed to be a Dilutive Transaction that will result in an increase in the number of Option Shares in accordance with the provisions contemplated in Section 4(d).

(y)       “Option Shares” shall mean the shares of Common Stock underlying the Option Award.

(z)       “Payment Date” shall have the meaning ascribed to it in Section 7(h) hereof.

(aa)     “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind or more than such person or entity acting as a group.

(bb)     “Post-Dilutive Event Common Shares” shall mean, with respect to a Dilutive Event, the number of shares of Common Stock issued in connection with such Dilutive Event plus the number of shares of Qualifying Common Stock outstanding immediately before such Dilutive Event.

(cc)     “Pre-Dilutive Event Common Shares” shall mean, with respect to a Dilutive Event, the number of shares of Qualifying Common Stock outstanding immediately prior to such Dilutive Event.

(dd)     “Qualifying Common Stock” shall mean (i) shares of Common Stock that are issued and outstanding at any time on or prior to the end of the applicable Measurement Period (including, without limitation, by virtue of the exercise, conversion or exchange of any Qualifying Securities at any time on or prior to the end of the applicable Measurement Period), plus (ii) any shares of Common Stock that are issued at any time after the end of the applicable Measurement Period upon the exercise, conversion or exchange of any Qualifying Securities.

(ee)     “Qualifying Securities” shall mean any Common Stock Equivalents that are issued and outstanding at any time on or prior to the end of the applicable Measurement Period.

(ff)     “Release of Claims” shall mean a release of claims made by the Employee in favor of the Company and its subsidiaries in the form attached hereto as Exhibit A (with any updates reasonably determined by the Company to be necessary to comply with applicable law) and the execution of which is a condition precedent to Employee’s eligibility for Severance Benefits and the Accelerated Equity Benefit in the event his employment is terminated by the Company without Cause or by Employee for Good Reason, as described in Sections 7(d) and 7(e), or in connection with a Change of Control, as described in Section 7(g).

(gg)     “Severance Benefits” shall mean (i) continued payment of the Base Salary (as in effect immediately prior to termination of Employee’s employment with the Company and without giving effect to any proration or any reduction to the Base Salary that gives rise to Good Reason) during the Severance Term, payable in accordance with the Company’s regular payroll practices, (ii) either (x) a lump sum payment equal to the product of: (A) Employee’s Target Cash Bonus for the year in which the Termination Date occurs, paid at a rate equivalent to 100% achievement of objectives for such year and (B) a fraction, the numerator of which is the number of days the Employee was employed by the Company during the year in which the Date of Termination occurs and the denominator of which is the number of days in such year, which lump sum payment shall be paid on the Payment Date (as defined in Section 7(h), or (y) in the event of termination of Employee’s employment with the Company in connection with a Change of Control as described in Section 7(g), Employee’s Target Cash Bonus for the year in which the Termination Date occurs, paid at a rate equivalent to 100% achievement of objectives for such year, and (iii) if Employee qualifies for and timely elects continued coverage under the Company’s group medical plan and/or group dental plan pursuant to Section 4980B of the Code (“COBRA”), monthly payment during the Severance Term of the amount the Company pays on behalf of comparable employees who have elected the same level of coverage as Employee.

(hh)     “Service Provider” shall means an employee, director or consultant.

(ii)       “Severance Term” shall mean: (i) in the event the Date of Termination occurs after the nine (9) month anniversary of the Effective Date, (y) the nine (9) month period, which commences on the first day following the Date of Termination by the Company without Cause or by Employee for Good Reason, or (z) in the event of a Change of Control as described in Section 7(g), the twelve (12) month period commencing on the first day following the Date of Termination by the Company without Cause or by Employee for Good Reason, or (ii) in the event the Date of Termination occurs within nine (9) months of the Effective Date, (a) the five (5) month period, which commences on the first day following the Date of Termination by the Company without Cause or by Employee for Good Reason, or (b) in the event of a Change of Control as described in Section 7(g), the six (6) month period commencing on the first day following the Date of Termination by the Company without Cause or by Employee for Good Reason.

(jj)     “Target Cash Bonus” shall have the meaning ascribed to it in Section 4(b) hereof.

(kk)     “Term” shall have the meaning ascribed to it in Section 2 hereof.

Section 2. Acceptance and Term. Commencing on the Effective Date, the Company agrees to employ Employee on an at-will basis (subject to the terms of Sections 7(b), 7(d), 7(e) and 7(g) hereof), and Employee agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The term of employment shall commence on the Effective Date and continue until terminated by either party at any time, subject to the provisions herein (referred to herein as the “Term”).

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a)        Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as Chief Financial Officer of the Company (together with such other positions or duties, consistent with Employee’s title, as the Board may reasonably specify from time to time) and shall have such duties and responsibilities commensurate therewith.

(b)        Performance. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) reasonably could interfere with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from: (i) continuing to serve on existing boards of directors as of the Effective Date until Employee’s current term on those boards expires or (ii) serving, with the prior consent and approval of the Board, (which shall not be unreasonably withheld or delayed) as a member of no more than two (2) other boards of directors provided that service on any such board complies with the factors contained in (x), (y) and (z) above or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) herein shall be limited by Employee so as not to interfere in any material respect, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder, or pose a conflict of interest or violate any provision of this Agreement with such determinations to be made at the discretion of the Board. Employee represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved at the current time. In the event that, during his employment by the Company, the Employee desires to engage in other outside professional activities, not included on such list, Employee will, prior to engaging in any such activities, first seek written approval from the Board and such approval shall not be unreasonably withheld.

Section 4. Compensation.

(a)        Base Salary. In exchange for Employee’s performance of his duties and responsibilities, Employee initially shall be paid an annual base salary of $375,000 (“Base Salary”), payable in accordance with the regular payroll practices of the Company. All payments referenced in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(b)        Target Cash Bonus. In addition to the Base Salary, Employee will be eligible to earn a discretionary annual target bonus. As of the Effective Date, Employee’s annual target bonus is up to 40% of his Base Salary, subject to the Board’s (or a committee thereof) discretion to grant a higher bonus amount (the “Target Cash Bonus”). The Target Cash Bonus amount is subject to annual review and adjustment (either increase or decrease) as determined by the Board (or a committee thereof). The actual amount of such bonus, if any, will be determined by the Board (or a committee thereof) based upon Company performance, its financial condition, Employee’s achievement of performance milestones to be agreed upon by Employee and the Board during the first quarter of the applicable fiscal year, and any other factors that the Board (or a committee thereof), in its reasonable good faith discretion, deems appropriate. Employee’s achievement of such milestones, as well as the amount of any bonus, shall be determined by the Board in its reasonable good faith discretion. Bonuses, if any, shall be paid out no later than March 15 of the year following the applicable bonus year. Except as otherwise provided in Section 7 of this Agreement, Employee must be employed by the Company at the time the bonus is awarded and through the end of the calendar year in which any bonus may be earned in order to be eligible for any such payment.

(c)       Annual Equity Award. In addition to the Base Salary and Target Cash Bonus, Employee will be eligible to receive an annual market-based equity grant (the “Annual Equity Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans. The actual amount of such Annual Equity Grant, if any, will be determined by the Board based upon Company performance, its financial condition (including market value and capitalization), Employee’s achievement of performance milestones and any other factors that the Board, in its reasonable good faith discretion, deems appropriate. Achievement of such milestones or any such other factors shall be determined by the Board in its reasonable good faith discretion. In connection with such grants, the Employee shall enter into one of the Company’s standard equity grant agreements which will incorporate the vesting schedule and other terms as determined by the Board.

(d)        Inducement Grants. On the Effective Date, as an inducement for Employee’s employment, the Company will grant Employee an option to purchase 70,710shares of Common Stock, which option shall be granted under the Company’s Inducement Award Stock Option Plan (or a successor plan, if any) (the “Inducement Plan”) and shall be subject to the terms and conditions set forth in this Agreement, the Inducement Plan and a stock option agreement to be entered by the Company and the Employee to evidence such grant, the form of which has been made available to Employee prior to the Effective Date (the “Option Agreement” and such grant the “Option Award”). In the event of a conflict between the Option Agreement or the Inducement Plan, on the one hand, and this Agreement, on the other hand, with respect to the Option Award or any of the terms and conditions thereof, this Agreement shall control. The option subject to the Option Award shall have a term of ten (10) years from the date of grant and an exercise price equal to the closing trading price of the Common Stock on the Effective Date (or the prior closing price if the Effective Date is on a day that the trading markets are not open). The Option Award will be subject to vesting as follows: (i) 1/4 of the Option Award will vest on the Effective Date, and (ii) the balance of the Option Award will vest monthly over the following thirty six (36) months, provided, however, that Employee must remain continuously employed through the applicable vesting dates, and the Option Award shall be subject to accelerated vesting under certain circumstances in accordance with the provisions of Section 7 hereof. The Option Award shall be subject to the terms set forth in the Option Agreement, the terms of the Inducement Plan, this Section 4(d), Section 7 hereof, and any other restrictions and limitations generally applicable to Common Stock of the Company or equity awards held by similarly situated Company executives that are imposed by law. Upon the occurrence of a Dilutive Event, the Option Shares will be increased by such number as required to make the percentage that the Option Shares (after giving effect to such increase) represent of the Post-Dilutive Event Common Shares equal to the percentage that the number of Option Shares immediately prior to the Dilutive Event represent of the Pre-Dilutive Event Common Shares. In addition, the Option Shares may be increased by the Option Award Adjustment, if applicable, in connection with a Change of Control transaction. Any increase in the number of Option Shares, as contemplated above in this Section 4(d), in connection with the occurrence of a Dilutive Event or a Change of Control transaction shall occur automatically pursuant to the terms and conditions of the Option Award as set forth in this Section 4(d) and the Option Agreement without any act or action required to be taken by either the Company or Employee.

(e) Intentionally Omitted

(f)       Directors’ and Officers’ Liability Insurance. Employee shall be designated as a “covered person” under the Company’s Director’s and Officer’s insurance coverage, if any, and shall be covered to the same extent as other directors and executive officers, including following the termination of Employee’s employment for any reason for the maximum statute of limitations period which could apply to any claim against Employee which otherwise would be covered by such insurance.

(g) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Employee under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 5. Employee Benefits. During the Term, Employee shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company, subject to the terms and conditions of the applicable benefit plans (which shall govern). In addition to holidays recognized by the Company, Employee also shall receive four (4) weeks of paid vacation per year, with up to a maximum of two (2) weeks that can carry over on a yearly basis. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses. The Company shall pay (or promptly reimburse Employee in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect and as amended from time to time, and with respect to business expenses, subject to the Company’s requirements with respect to documentation and reporting of such expenses, and in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the Company’s accountable expense reimbursement plan. Such reimbursement payments will be made in no event later than December 31 of the calendar year following the Effective Date.

Section 7. Termination of Employment.

(a)        General. Employee’s employment with the Company shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of Employee’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason.

(b)        Termination Due to Death or Disability. Employee’s employment under this Agreement will terminate automatically upon Employee’s death. The Company also may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event of Employee’s termination as a result of Employee’s death or Disability, Employee’s or Employee’s estates or beneficiaries, as the case may be, will be entitled to receive the Accrued Obligations. Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)        Termination by the Company with Cause.

(i)        The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (v), or (vi) of the definition of Cause set forth in this Agreement, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given thirty (30) days’ written notice by the Company of its intention to terminate his employment with Cause, such notice to state the act or acts or failure or failures that constitute the grounds on which the proposed termination with Cause is based, and must specify all relevant facts to support that conclusion, and if the circumstances justifying Cause are susceptible of cure, in the Boar’s reasonable judgement, such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act, to the Board’s complete satisfaction, that give rise to Cause during such period.

(ii)        In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 7(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive compensation upon a termination of employment by the Company with Cause, absent a final judgment that the Company did not have Cause to terminate employment, shall be receipt of the Accrued Obligations.

(d)        Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) and, with respect to the Severance Benefits and the Accelerated Equity Benefits, provided that he fully executes and does not revoke an effective Release of Claims as described in Section 7(h), then, except as otherwise provided in Section 7(g), Employee shall be entitled to:

(i)	the Accrued Obligations;

(ii)	the Severance Benefits; and

(iii)	the Accelerated Equity Benefit.

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee is found by a court of competent jurisdiction to have breached this Agreement, any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d) or 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g), Employee’s sole and exclusive compensation upon a termination of employment by the Company without Cause shall be receipt of (i) the Severance Benefits and Accelerated Equity Benefits subject to his execution of the Release of Claims, and (ii) the Accrued Obligations. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts so long as such deduction does not violate Section 409A of the Code.

(e)        Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company at least thirty (30) days’ written notice setting forth in reasonable specificity, the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company on or prior to the later of: (i) within thirty (30) days of the occurrence of such event or (ii) promptly upon Employee’s actual knowledge of such event. During such notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) hereof, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e) or as otherwise provided in Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 7(g), Employee’s sole and exclusive compensation upon a termination of employment with Good Reason shall be receipt of the same payments and benefits described in Section 7(d) hereof, subject to the same conditions on payment and benefits as described in Section 7(d).

(f)        Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company at least thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f) or as otherwise provided in Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive compensation upon a termination of employment by Employee without Good Reason shall be receipt of the Accrued Obligations.

(g)        Termination following a Change of Control. In the event that Employee’s employment is terminated in the three (3) month period preceding or the twelve (12) month period following a Change of Control: (a) by the Company for any reason other than as a result of Employee’s death or Disability pursuant to Section 7(b) or Cause as provided in Section 7(c), or (b) by Employee with Good Reason pursuant to Section 7(e), then Employee shall be entitled to (in lieu of, and not in addition to, any payments described in Section 7(d) or (e) of this Agreement):

(i)	the Accrued Obligations;

(ii)	the Severance Benefits; and

(iii)	the Accelerated Equity Benefit.

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee is found by a court of competent jurisdiction to have breached this Agreement, any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts.

(h)        Release. Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits and the provision of the Accelerated Equity Benefit, pursuant to subsection (b), (d), (e) or (g) of this Section 7, shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) in accordance with the time limits set forth therein (and, in all events, within sixty (60) days following the Date of Termination); provided, that, in the case of Employee’s death or Disability, such actions shall be taken by a representative with authority to bind Employee or, if applicable, his estate. If Employee or his representative fails to execute the Release of Claims in such a timely manner, or timely revokes Employee’s acceptance of such release following its execution, Employee and his estate or beneficiaries shall not be entitled to any of the Severance Benefits or the Accelerated Equity Benefit. Payment of the Severance Benefits will commence (or, at the election of the Company, may be paid in a lump-sum cash payment rather than in installments during the Severance Term) on the first regular Company payday that is at least five (5) business days following the date the Company receives a timely, effective and non-revocable Release of Claims (the “Payment Date”); provided, however, that the first payment will be retroactive to the day immediately following the Date of Termination. Payment of the bonus contained in the Severance Benefits defined in Section 1(gg) will also be made on the Payment Date. Notwithstanding the foregoing, to the extent that any portion of the Severance Benefits or the bonus contained in the Severance Benefits defined in Section 1(gg) constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, any payment of such portion scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day unless otherwise permitted by Section 409A of the Code, after which any remaining such benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. If the sixty (60) day period following Employee’s separation from service begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), and if there are any payments due to Employee that are: (i) conditioned on Employee signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of, the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

Section 8. Confidentiality Agreement; Cooperation.

(a)        Confidentiality Agreement. As a condition of Employee’s employment with the Company under the terms of this Agreement, Employee has executed and delivered to the Company a Confidentiality Agreement. The parties hereto acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts. In addition, Employee represents and warrants that he shall be able to and will perform the duties of this position without utilizing any confidential and/or proprietary information that Employee may have obtained in connection with employment with any prior employer, and that he shall not (i) disclose any such information to the Company, or (ii) induce any Company employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement or otherwise.

(b)        Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Employee, provided, that the Employee will not have an obligation under this paragraph with respect to any claim in which the Employee has filed directly against the Company or related persons or entities or if such cooperation would be materially adverse to his own legal interests. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided Employee will not have any obligation under this paragraph with respect to any claim in which Employee has filed directly against the Company or related persons or entities. The Company shall reimburse Employee for any reasonable and documented out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 8(b) In the event that Employee has ceased to be employed by the Company prior to the performance of the obligation pursuant to this Section 10(b), the Company shall compensate Employee at a rate of $250 per hour for all reasonable documented time.

Section 9. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. The Company shall have no liability to Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section, except in the event of the Company’s or its subsidiaries’ gross negligence or bad faith.

Section 10. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)        Payments to be made under this Agreement due to a termination of employment may be made only after a “separation from service” as defined by Section 409A. If at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service is “non-qualified deferred compensation” subject to Section 409A of the Code and not otherwise exempt, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)        Each payment in a series of payments hereunder shall be deemed to be a separate and distinct payment for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(c)        To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement or payment shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement, payment or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement, payment or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided , that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)        To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)        The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its subsidiaries be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code) , except in the event of the Company’s or its subsidiaries’ gross negligence or bad faith.

Section 11. Indemnification. On the Effective Date, Employee and Company will enter into the Company’s standard Indemnification Agreement.

Section 12. Additional Section 280G Provisions. Notwithstanding any provision in this Agreement to the contrary:

(a)        If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Sale Event, Change of Control, or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 11(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 11(a) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code.

(b)        All calculations and determinations under this Section 11 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. The Company shall bear all costs the Tax Counsel may incur in connection with its services.

Section 13. Successors and Assigns.

(a)        The Company. Except with respect to an assignment of this Agreement to a successor or affiliated entity, this Agreement may not be assigned without Employee’s prior written consent.

(b)        Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all cash amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

Section 14. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 16. Governing Law and Jurisdiction. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of Maryland without giving effect to the conflict of laws principles of such state. To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the non-exclusive jurisdiction of the state and federal courts of Maryland. Accordingly, with respect to any such court action, each of the Company and Employee hereby (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Section 17. Notices.

(a)        Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered (electronic delivery is acceptable) to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)        Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail or electronic mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 18. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 19. Entire Agreement. This Agreement, together with Release of Claims, Confidentiality Agreement, the Indemnification Agreement, the Inducement Plan, and any stock option agreement entered into between the Company and Employee thereunder, constitute the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties (including without limitation that any term sheet or offer letter that may have been given to Employee) relating to the subject matter of this Agreement.

Section 20. Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of Section 6 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Remainder of Page Intentionally Left Blank]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SENECA BIOPHARMA, INC.

__________________________

By:

Title:

EMPLOYEE

_________________________

By:

EXHIBIT A

General Release and Waiver of Claims

In exchange for the severance benefits to be provided to me under the Employment Agreement between me and Seneca Biopharma, Inc. (the “Company”), dated as of April 1, 2020, (the “Employment Agreement”), to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the State of Maryland (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “ Claims ”), and I hereby release and forever discharge the Company, its subsidiaries and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims, the Employment Agreement, the Confidentiality Agreement, the Inducement Plan, the Option Agreement and any other contract between me and the Company; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company, and any Indemnification Agreement between me and the Company or any insurance policies maintained by the Company; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)]1 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

_________________________________

1 To be determined by the Company at the time of termination.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature ___________________________

Name ______________________________

Date Signed _________________________

EXHIBIT B

Confidential Information and Invention Assignment Agreement